Exhibit 3.3

CHAMBERS STREET PROPERTIES

ARTICLES OF AMENDMENT

Chambers Street Properties, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article II of the declaration of trust of the Trust (the “Declaration of Trust”) is hereby amended to change the name of the Trust to:

Gramercy Property Trust

SECOND:  The amendment to the Declaration of Trust set forth above has been duly approved by a majority of the Board of Trustees of the Trust as required by the Maryland REIT Law.  The amendment set forth above is limited to a change expressly authorized by Section 8-501(e)(2) of the Maryland REIT Law to be made without action by the shareholders of the Trust.

THIRD:  These Articles of Amendment will become effective at 4:01 p.m. on December 17, 2015.

FOURTH:  The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its Interim President and Chief Executive Officer, and Chief Financial Officer and attested by its Executive Vice President, Chief Legal Officer, General Counsel and Secretary on this     day of December, 2015.

ATTEST:	CHAMBERS STREET PROPERTIES

/s/ Hugh O’Beirne	By:	/s/ Martin A. Reid	(SEAL)
Name: Hugh O’Beirne		Name: Martin A. Reid
Title: Executive Vice President, Chief Legal Officer, General Counsel and Secretary		Title: Interim President and Chief Executive Officer, and Chief Financial Officer

[Signature Page to Articles of Amendment]